Exhibit 3.40

ARTICLES OF ORGANIZATION

OF

HINKLE CONTRACTING COMPANY, LLC

Hinkle Contracting Corporation, a Kentucky corporation, sets forth the following Articles of Organization for the purpose of organizing and converting to a limited liability company (the “Company”) under the Kentucky Limited Liability Company Act:

ARTICLE I

NAME

The name of the Company is: Hinkle Contracting Company, LLC

ARTICLE H

REGISTERED OFFICE AND AGENT

The street address of the Company’s initial registered office is 395 North Middletown Road, Paris, Kentucky 40361, and the name of the Company’s initial registered agent at that office is Henry L. Hinkle.

ARTICLE III

PRINCIPAL OFFICE

The mailing address of the initial principal office of the Company is P.O. Box 200, North Middletown Road, Paris, Kentucky 40361.

ARTICLE IV

MANAGEMENT

The Company is to be managed by its members.

ARTICLE V

EFFECTIVE TIME

These Articles of Organization shall be effective at the time of filing on the date filed with the Kentucky Secretary of State.

ARTICLE VI

CONVERSION

The Company was converted to a limited liability company.

ARTICLE VII

FORMER NAME

The former name of the Company was: Hinkle Contracting Corporation.

ARTICLE VIII

ASSUMED NAMES

Any assumed names held by the Company have been cancelled.

ARTICLE IX

APPROVAL

The designation, number of outstanding shares, number of votes to be cast by each voting group entitled to vote separately on the plan of conversion, and the total number of undisputed votes cast for the plan of conversion separately by each voting group are as follows

Designation	Number of Shares Outstanding	Number of Votes Entitled to be Cast	Total Number of Votes Cast for the Plan
Class A Nonvoting Common Stock	0	0	0
Class B Voting Common Stock	36,997	36,997	36,997

Dated: January 28, 2010

HINKLE CONTRACTING CORPORATION, a Kentucky corporation

By:	/s/ Henry L. Hinkle
Henry L. Hinkle, President

2